Exhibit 99.1

DayStar Technologies Announces 2009 First Quarter Financial Results

Santa Clara, CA, May 11, 2009 – DayStar Technologies, Inc. (Nasdaq: DSTI), a developer of solar photovoltaic products based on CIGS thin-film deposition technology, today announced financial results for its first quarter ended March 31, 2009.

Net loss for the first quarter of 2009 was $7.7 million or $0.23 per share, compared with a net loss of $4.5 million or $0.14 per share in the first quarter of 2008. The higher net loss reflects an increase in research and development expenses incurred during 2009 for CIGS-on-glass module and manufacturing process development. The per share losses were calculated on the weighted average common shares outstanding of 33.5 million for the first quarter ended March 31, 2009, compared with 32.8 million for the first quarter ended March 31, 2008.

DayStar had cash and cash equivalents of $6.5 million at March 31, 2009, compared with $17.1 million at December 31, 2008. Net property and equipment was $45.8 million at March 31, 2009 compared to $37.1 million at December 31, 2008, reflecting DayStar’s continued investment in equipment and improvements, as well as progress made on the construction of production equipment during 2009. As of March 31, 2009, DayStar had total liabilities of $16.0 million, and total stockholders’ equity was $37.0 million. In order to continue operations and to build-out its initial manufacturing line and commence commercial shipments of its product, DayStar will require substantial funds in the near term. For a description of DayStar’s capital resources and additional funding requirements, please refer to the “Liquidity and Capital Resources” section of DayStar’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission earlier today.

Conference Call

The Company intends to schedule a conference call to be announced at a later date to discuss first quarter financial results and an update on strategic partnership and financing activities.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development, manufacturing and marketing of solar photovoltaic products based upon CIGS thin film deposition technology. For more information, visit the DayStar website at www.daystartech.com.

Contact:

DayStar Technologies, Inc.

William S. Steckel	Patrick J. Forkin III
Chief Financial Officer	Vice President – Corporate Development
408/582.7100	408/907.4633
investor@daystartech.com	investor@daystartech.com

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,491,434	$17,120,401
Other current assets	509,691	543,357

Total current assets	7,001,125	17,663,758

Property and Equipment, at cost	55,647,590	46,022,825
Less accumulated depreciation and amortization	(9,838,184)	(8,942,105)

Net property and equipment	45,809,406	37,080,720

Other Assets:
Other assets	203,725	204,108

Total Assets	$53,014,256	$54,948,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$11,767,740	$7,554,814
Notes and capital leases payable, current portion	125,731	171,983
Deferred rent, current portion	140,464	175,212
Deferred revenue	420,000	420,000

Total current liabilities	12,453,935	8,322,009
Long-Term Liabilities:
Deferred rent	3,324,071	2,951,557
Stock warrants	239,551	125,481

Total long-term liabilities	3,563,622	3,077,038
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, $.01 par value; 3,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.01 par value; 120,000,000 shares authorized; 33,488,862 and 33,438,862 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	334,889	334,389
Additional paid-in capital	141,281,433	140,179,025
Accumulated deficit	(10,145,391)	(10,145,391)
Deficit accumulated during the development stage	(94,474,232)	(86,818,484)

Total stockholders’ equity	36,996,699	43,549,539

Total Liabilities and Stockholders’ Equity	$53,014,256	$54,948,586

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2009	2008
Revenue	$—	$—

Costs and Expenses:
Research and development	4,886,104	2,980,223
Selling, general and administrative	1,744,166	2,737,286
Depreciation and amortization	896,461	753,947

Total costs and expenses	7,526,731	6,471,456
Other Income (Expense):
Other income	5,781	208,385
Interest expense	(20,728)	(12,451)
Loss (gain) on derivative liabilities	(114,070)	1,791,025

Total other income (expense)	(129,017)	1,986,959

Net Loss	$(7,655,748)	$(4,484,497)

Weighted Average Common Shares Outstanding (Basic And Diluted)	33,488,306	32,760,465

Net Loss Per Share (Basic and Diluted)	$(0.23)	$(0.14)